QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission

EXCLUSIVE RESEARCH COLLABORATION,
LICENSE AND COMMERCIALIZATION AGREEMENT

between

MERCK & CO., INC.

and

VERTEX PHARMACEUTICALS INCORPORATED

EXCLUSIVE RESEARCH COLLABORATION, LICENSE AND
COMMERCIALIZATION AGREEMENT

        This EXCLUSIVE RESEARCH COLLABORATION, LICENSE AND COMMERCIALIZATION AGREEMENT (this "Agreement") is effective as of June 21, 2004, (the "Effective Date") and is entered into by and between Merck & Co., Inc., a New Jersey corporation ("Merck"), and Vertex Pharmaceuticals Incorporated, a Massachusetts corporation ("Vertex").

Background:

A.
Vertex has undertaken a broad drug discovery program relating to Aurora kinases.

B.
Merck is interested in developing and commercializing drugs targeting such Aurora kinases.

C.
Vertex and Merck each believe that the other brings significant and complementary strengths to a potentially effective collaboration targeting human Aurora kinase inhibitors, and desire to enter into a collaboration on the terms set out in this Agreement.

D.
Vertex has exclusive rights to VX-680, Existing Compounds, Compounds, Vertex Know-How and Patent Rights (as hereinafter defined), and Merck desires to obtain a license to the same on the terms set out in this Agreement and Vertex desires to grant such a license.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

        Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1
"Affiliate" shall mean (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Vertex; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Vertex; or (iii) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.2
"Aurora kinases" means members of the human Aurora kinase family, including Aurora A, B, or C enzymes involved in chromosome segregation and cytokinesis during mitosis.

1.3
"Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4
"Calendar Year" means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5
"Change of Control" means a transaction which results in (a) the voting securities of Vertex immediately prior to such transaction ceasing to represent at least [***] of the combined voting power of the surviving entity immediately after such transaction; (b) any Third Party (other than a trustee or other fiduciary holding securities under an employee benefit plan) becoming the

[***] Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been separately filed with the Commission beneficial owner of [***] or more of the combined voting power of the outstanding securities of Vertex; or (c) a sale or other disposition to a Third Party of all or substantially all of the assets or business of Vertex related to this Agreement.

1.6
"Clinical Trial" means a Phase I Clinical Trial, Phase II Clinical Trial, and Pivotal Registration Study.

1.7
"Collaboration Patent Rights" means all patents and patent applications, certificates of invention and applications for certificates of invention, including divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like or any of the foregoing and all foreign equivalents thereof that disclose and/or claim Joint Information and Inventions.

1.8
"Combination Product" means a Product which includes one or more therapeutically active ingredients (other than Product Candidate) in combination with Product Candidate. All references to Product in this Agreement shall be deemed to include Combination Product.

1.9
"Compound" means (1) VX-680, (2) Existing Compounds, (3) Merck AK Compounds, and (4) any small molecule chemical compound that is owned or Controlled by Vertex, or jointly by Vertex and Merck, including salts thereof, (i) whose [***] activity is the inhibition of one or more Aurora kinases [***], and (ii) is synthesized or tested for Aurora kinase activity [***] (including by screening) by Vertex (whether solely by Vertex or in collaboration with Merck) during the Research Program Term or during the [***] period immediately following the expiration of the Research Program Term. For the avoidance of doubt, "Compounds" shall not include any compound that has greater activity against a non-Aurora kinase target than its activity against an Aurora kinase, or any compound that has greater activity against a non-kinase target than its activity against an Aurora kinase.

1.10
"Control," or "Controlled by" means the legal authority or right of a Party to grant a license or sublicense of intellectual property to another Party without breaching the terms of any agreement with a Third Party, infringing the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.11
"Co-Promotion Territory" means Canada, the United States of America, France, Italy, Germany, Spain and the United Kingdom.

1.12
"Deferred Candidate" is described in Section 3.7.

1.13
"Demonstration of Biologic Activity" means the demonstration to the reasonable satisfaction of the JRC that a Product Candidate can be administered to a human at a concentration and for a duration that results in observed changes in the activity of a biomarker at the level that is predicted to be efficacious in humans, based on preclinical models. The biomarker activity will be compared with baseline and derived through skin biopsy, blood, bone marrow or other appropriate sampling methods.

1.14
"Development Candidate" means (1) a Compound that meets the Development Candidate Criteria and is proposed by the JRC for formal preclinical development during the Research Program Term or during the Washout Period; (2) a Deferred Candidate that is selected by Merck for development during the Research Program Term or the Washout Period; or (3) a Compound that has not been proposed to the JRC but is selected by Merck for development.

1.15
"Development Candidate Criteria" are the criteria set out in Schedule 1.15, and as such criteria may be subsequently revised by the JRC.

1.16
"Development Election" means the decision by Merck to select a Development Candidate for formal development as a Product Candidate, pursuant to Section 3.6.

1.17
"Development Information" means all material information known to Vertex about a Development Candidate, including analytical results and raw data, which Merck should reasonably require in order to decide whether to make the Development Election with respect to that Development Candidate. An example of information that would constitute Development Information is listed in Schedule 1.17.

1.18
"Development Plan" is described in Section 3.5.

1.19
"Existing Compounds" means those compounds Controlled by Vertex (other than VX-680) that have been synthesized by Vertex prior to the Effective Date and whose primary activity is the inhibition of one or more Aurora kinases, [***] including those compounds specifically identified in Schedule 1.19.

1.20
"Field" means the use of Compounds (including, without limitation, Lead Compounds, Development Candidates and Product Candidates) and Products for any and all purposes.

1.21
"Filing" of an NDA shall mean the acceptance by a Regulatory Authority of an NDA for filing.

1.22
"First Commercial Sale" means, with respect to any Product, the first sale for end use or consumption of such Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.23
"Follow-on Compound" means all Product Candidates other than a Lead Compound.

1.24
"Full Time Equivalent" or "FTE" means the equivalent of a full-time scientist's work time over a twelve-month period (including normal vacations, sick days and holidays) which equates to a total of [***] weeks or [***] hours per year of work, on or directly related to the Research Program.

1.25
"Improvement" means any enhancement, whether or not patentable, in the formulation, ingredients, preparation, presentation, means of delivery, or dosage of Compound, or Product discovered or developed during the Research Program Term or Wash-Out Period.

1.26
"Indication" means a separate and distinct disease or medical condition in humans that a Product which is in Clinical Trial(s) is intended to treat, prevent and/or diagnose, or for which a Product has received Marketing Authorization, meaning that such Indication is contained in the Product's labeling approved by a Regulatory Authority in a Major Market as part of the Marketing Authorization for such Product. For the purposes of this Agreement, the following medical conditions and/or diseases in humans are "Indications":

(a)
the following solid tumor cancers: non-small cell lung cancer, prostate cancer, breast cancer and colo-rectal cancer (each, a "Major Tumor Indication");

(b)
any cancer type in humans other than as set out in 1.26(a) (such other cancer Indications are collectively referred to as "Other Oncology Indications");

(c)
any non-oncology diseases or medical conditions in humans ("Non-Oncology Indications").

    As used in Article 5, the term "Cancer Indication" shall refer to any Major Tumor Indication or any Other Oncology Indication.

1.27
"Information" means any and all information and data, including without limitation all Merck Know-How, all Vertex Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.28
"Initiates" means, with respect to a Clinical Trial, the administration of the first dose to a human in such Clinical Trial.

1.29
"Invention" means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice in the course of the Research Program.

1.30
"Joint Information and Inventions" means all discoveries, Improvements, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, arising from the Research Program developed or invented jointly by employees of Merck and Vertex or others acting on behalf of Merck and Vertex.

1.31
"Joint Research Committee" and "JRC" is defined in Section 2.4.

1.32
"Lead Compound" means that Product Candidate which is in the most advanced stage of development. VX-680 shall be the Lead Compound on the Effective Date. If there is at any time no Product Candidate in development, then the Lead Compound shall mean the next Product Candidate selected for development.

1.33
"Major Market" shall mean any one of the following countries: [***].

1.34
"Marketing Authorization" means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation, all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.35
"Merck AK Compounds" means any small molecule chemical compound that is owned or Controlled by Merck, including salts thereof: (i) whose primary and selective activity is the inhibition of one or more Aurora kinases [***]; (ii) is synthesized or tested for Aurora kinase activity in an in vitro biochemical binding assay (including by screening) by Merck (whether solely by Merck or in collaboration with Vertex) during the Research Program Term [***] immediately following the expiration of the Research Program Term; and (iii) is developed by Merck as a kinase inhibitor. For the avoidance of doubt, "Merck AK Compounds" shall not include any compound that has greater activity against a non-Aurora kinase target than its activity against an Aurora kinase, or any compound that has greater activity against a non-kinase target than its activity against an Aurora kinase.

1.36
"Merck AK Compound Patent Rights" means any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned or Controlled by Merck, which: (i) claim or cover Merck AK Compounds, and/or Product and Improvements; or (ii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.

1.37
"Merck Information and Inventions" means all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, developed or invented solely by employees of Merck, or other persons not employed by Vertex acting on behalf of Merck, in the course of its performance of the Research Program or the Invention of any Merck AK Compound.

1.38
"Merck Know-How" means any information and materials, including but not limited to, discoveries, Improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Merck Information and Inventions and Merck's rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which are (i) identified or conceived by Merck or its Affiliates in the course of its performance of the Research Program under this Agreement, (ii) in Merck's Control, (iii) not generally known and (iv) necessary or useful to Vertex in the performance of Vertex's obligations under the Research Program.

1.39
"Milestone" is defined in Section 5.3.

1.40
"Milestone Payment" is defined in Section 5.3.

1.41
"NDA" means a New Drug Application, Worldwide Marketing Application, Marketing Application Authorization, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a pharmaceutical product in that country or in that group of countries.

1.42
"Net Sales" means the gross invoice price of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)
trade and quantity discounts other than early pay cash discounts;

(b)
returns, rebates, chargebacks and other allowances;

(c)
retroactive price reductions that are actually allowed or granted;

(d)
the standard inventory cost of devices or delivery systems used for dispensing or administering Product; and

(e)
a fixed amount equal to [***] of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges.

    With respect to sales of Combination Products, Net Sales shall be calculated [***].
    If Product is sold only as a Combination Product, [***].

1.43
"Patent Rights" means any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned or Controlled by Vertex, including, but not limited to, those listed on Schedule 1.43, which: (i) claim or cover Compounds, and/or Product (including without limitation (and for the avoidance of doubt) Development Candidates, Lead Compounds, Follow-On Compounds, Deferred Candidates and Product Candidates) and Improvements; (ii) claim or cover Vertex Information and Inventions; or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.

1.44
"Party" means Merck or Vertex, and "Parties" shall mean Merck and Vertex.

1.45
"Phase I Clinical Trial" means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.46
"Phase II Clinical Trial" means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.47
"Pivotal Registration Study" means a human clinical trial conducted for inclusion in (i) that portion of the FDA submission and approval process which provides for the continued trials of a Product Candidate on sufficient numbers of human patients to generate safety and efficacy data to support Marketing Authorization in the proposed therapeutic Indication, as more fully defined in 21 CFR 312.21(c), or (ii) equivalent Regulatory Agency submissions with similar requirements in a Major Market other than the United States.

1.48
"Product(s)" means any pharmaceutical or biological preparation in final form containing a Product Candidate (i) for sale by prescription, over-the-counter or any other method, or (ii) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including without limitation, any Combination Product.

1.49
"Product Candidate" means a Development Candidate that has been selected by Merck for formal development, pursuant to exercise of its Development Election or otherwise. For the avoidance of doubt, VX-680 is a "Product Candidate."

1.50
"Product Development Team" and "PDT" is described in Section 3.5.

1.51
"Regulatory Authority" shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration, and any successor governmental authority having substantially the same function.

1.52
"Related Party" shall mean Merck, its Affiliates, and permitted sublicensees (which term does not include distributors).

1.53
"Research Plan" is described in Section 2.1

1.54
"Research Program" means the research activities undertaken by the Parties as set forth in Article 2 and Schedule 2.1.

1.55
"Research Program Term" means the two (2) year period starting on the Effective Date and ending on the second anniversary of the Effective Date. The Parties may mutually agree to extend the Research Program Term for an additional period, and the initial two-year term plus any agreed extension shall be referred to in this Agreement as the "Research Program Term."

1.56
"Subsequent MT" means a Major Tumor Indication being pursued with respect to a Product Candidate that was initially developed (and for which a Milestone Payment was made) for an Other Oncology Indication.

1.57
"Territory" means all of the countries in the world, and their territories and possessions.

1.58
"Third Party" means an entity other than Merck and its Related Parties, and Vertex and its Affiliates.

1.59
"Third Party License" is defined in Section 5.17.

1.60
"Valid Patent Claim" means a claim of an issued and unexpired patent included within the Patent Rights, Merck AK Compound Patent Rights, or Collaboration Patent Rights which claims any Product Candidate or Product as a composition of matter, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.61
"Vertex Information and Inventions" shall mean all discoveries, Improvements, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, discovered or developed, and Controlled by Vertex or its Affiliates, in the course of its performance of the Research Program under this Agreement, and related to the inhibition by a small molecule of one or more Aurora kinases, solely by employees of Vertex or other persons not employed by Merck acting on behalf of Vertex, provided, however, that the term "Vertex Information and Inventions" shall not apply to Vertex's general drug design technology whether in hardware or software form, tangible or intangible.

1.62
"Vertex Know-How" shall mean all information and materials, including but not limited to, discoveries, Improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Vertex Information and Inventions and Vertex's rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which are (i) discovered, developed, conceived, used or applied, and (ii) Controlled by Vertex or its Affiliates, either (x) in connection with the performance by Vertex of the Research Program, or (y) in connection with the conduct of a development program for a Product Candidate, prior to the end of the Wash-Out Period, and that are necessary or useful to Merck in connection with Merck's obligations under this Agreement, including the research, development, utilization, manufacture or use of

  Compounds, Development Candidates, Product Candidates or Products (other than any such technology that is exclusive to kinases other than any of the Aurora kinases); provided, however, that the term "Vertex Know-How" shall not apply to Vertex's general drug design technology whether in hardware or software form, tangible or intangible.

1.63
"VX-680" is described in Schedule 1.63.

1.64
"Washout Period" means the [***] period immediately following the end of the Research Program Term.

ARTICLE 2: RESEARCH PROGRAM

2.1
Research Program—General. Vertex and Merck shall engage in the Research Program upon the terms set out in this Agreement. The Research Plan shown in Schedule 2.1 sets out a detailed description of specific activities to be undertaken during the first twenty-four months of the Research Program. The Research Plan may be amended from time to time upon the mutual written agreement by authorized representatives of the Parties. The JRC will review and update the Research Plan annually. Subject to review and adjustment by the JRC, the Research Plan will set forth expectations with respect to the relative contributions of each Party to the Research Program.

2.2
Conduct of Research. Vertex and Merck each shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. Vertex and Merck each shall proceed diligently with the work set out in the Research Program by using their respective good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedule 2.1.

  Vertex and Merck shall be entitled to utilize the service of Third Parties to perform their respective Research Program activities only upon the prior written consent of the other Party, or as specifically set forth in Schedule 2.1. Each Party shall also be entitled to use the services of Third Parties that have been pre-approved by the JRC to carry out routine Research Program activities, without the need for obtaining the other Party's prior written consent. Notwithstanding any such consent or pre-approval, both Parties shall remain at all times fully liable for its respective responsibilities under the Research Program.

2.3
Personnel Resources. Vertex shall devote to the Research Program [***] during the period from the Effective Date through December 31, 2004. Thereafter until the end of the Research Program Term, Vertex will commit [***] on an annualized basis. Merck will devote resources to the Research Program as provided in the Research Plan, and as that Research Plan may be periodically updated.

2.4
Joint Research Committ ee. The Parties will establish a Joint Research Committee (the "JRC") with equal representation from Vertex and Merck to oversee the Research Program during the Research Program Term. The JRC will be formed as soon as practicable after the Effective Date and, thereafter, will meet formally at least quarterly to:

(a)
coordinate and review Research Program activities and interactions between Merck and Vertex;

(b)
receive and review reports by Vertex and Merck concerning research being conducted under the Research Plan, including, but not limited to the status of Compounds meeting Development Candidate Criteria;

  (c)
  review any proposed Development Candidates and notify Merck each time a Compound meets the Development Candidate Criteria;

  (d)
  review, consider and approve revisions to the Research Plan;

  (e)
  periodically review the overall goals and strategy of the Research Program and consider whether redirection or termination of the Research Program would be appropriate; and

  (f)
  discuss matters relating to Research Program intellectual property.

  2.4.1
  During the term of the Research Program Term (and, at Vertex's option, for the [***] period immediately following the expiration of the Research Program Term), Vertex and Merck shall each appoint a representative to act as a Co-Chair of the JRC. The JRC Co-Chairs shall each have authority to call meetings of the JRC, and shall each have responsibility for circulating agenda and performing administrative tasks required to assure efficient operation of the JRC. The JRC will act by unanimous vote, with each of Merck and Vertex having one vote. The members of the JRC will attempt in good faith to reach consensus on all matters brought before the JRC. Any changes to the Research Plan which would materially alter the allocation of research responsibilities between the Parties or the cost to Vertex of implementing the Research Plan, which would change in any material respect the overall goals and strategy for the Research Program or which would provide for redirection or termination of the Research Program, will require the consent of both Parties. With respect to other matters properly subject to decision by the JRC (including proposed amendments to the Development Candidate Criteria), if the JRC is deadlocked, the dispute will be subsequently referred for resolution to the Sr. Vice President of Merck responsible for the Research Program, and the Sr. Vice President of Vertex responsible for the Research Program. Failing agreement at this level, the dispute will be referred to the President of Merck Research Laboratories, and to the President of Vertex. If agreement cannot be reached by such representatives, Merck shall have the right to make the final decision.

  2.4.2
  Meetings. The JRC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Vertex and Merck facilities (or such other locations as is determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JRC meetings, subject to such representative's and consultant's written agreement to comply with the requirements of Section 4.1. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.5
Exchange of Information. Upon execution of this Agreement, and on an ongoing basis during the Research Program Term, (a) Vertex shall disclose to Merck all Vertex Know-How not previously disclosed; and (b) Merck shall disclose to Vertex all Merck Know-How not previously disclosed.

2.6
Records and Reports

2.6.1
Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program.

  2.6.2
  Copies and Inspection of Records. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other referred to in subsection 2.6.1. Each Party shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Each Party shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of the other Party during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultants of the other Party. Upon request, each Party shall provide copies of the records described in subsection 2.6.1 to the other Party.

2.7
Research Program Information and Inventions. The entire right, title and interest in:

2.7.1
Vertex Information and Inventions and Patent Rights shall be owned solely by Vertex;

2.7.2
Merck Information and Inventions and Merck AK Compound Patent Rights shall be owned solely by Merck; and

2.7.3
Joint Information and Inventions and Collaboration Patent Rights shall be owned jointly by Vertex and Merck.

    Vertex shall promptly disclose to Merck the development, making, conception or reduction to practice of Vertex Information and Inventions and Joint Information and Inventions. Merck shall promptly disclose to Vertex the development, making, conception or reduction to practice of Merck Information and Inventions and Joint Information and Inventions. Inventorship will be determined in accordance with the United States laws of inventorship.

2.8
Exclusive Efforts. During the [***], neither Vertex nor Merck or any of their Affiliates will [***], other than pursuant to the terms of this Agreement, of [***]. Nothing in this Agreement prohibits either Party from counter-screening other compounds directed at other targets against Aurora kinase. If Merck begins development or commercialization of a Merck AK Compound at any time prior to the [***] of the expiration of the Washout Period, Merck shall be obligated to pay Vertex any and all applicable Milestone Payments and royalties (and any other amounts, such as interest penalties) due under Article 5 of this Agreement for such Merck AK Compound (subject to the exception set forth in Section 5.9).

ARTICLE 3: LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1
License Grant

3.1.1
Subject to the terms and conditions of this Agreement (including Section 8.5), Vertex hereby grants to Merck a perpetual, exclusive license (even as to Vertex) in the Territory in the Field under Patent Rights and Vertex's rights under Collaboration Patent Rights, with a right to sublicense, to VX-680, Compounds and Products (including without limitation (and for the avoidance of doubt), Development Candidates, Lead Compounds, Follow-On Compounds, Deferred Candidates and Product Candidates), for any and all uses, including but not limited to: (i) to discharge its obligations and exercise its rights under the Research Program and Development Plan; and (ii) to develop, make, have made, use, offer to sell, sell or import VX-680, Compounds, and Products (including without limitation (and for the avoidance of doubt), Development Candidates, Lead Compounds, Follow-On Compounds, Deferred Candidates and Product Candidates).

3.1.2
Subject to the terms and conditions of this Agreement (including Section 8.5), Vertex hereby grants to Merck (a) a perpetual, non-exclusive license under all Vertex Know-How (excluding Vertex Information and Inventions and Vertex's rights in Joint Information and Inventions);

    and (b) a perpetual, co-exclusive license (together with Vertex) under Vertex Information and Inventions and Vertex's rights under Joint Information and Inventions, in the Territory in the Field, with the right to sublicense, solely to: (i) discharge its obligations and exercise its rights under the Research Program and Development Plan; and (ii) develop, make, have made, use, offer to sell, sell or import VX-680, Compounds and Products (including without limitation (and for the avoidance of doubt), Development Candidates, Lead Compounds, Follow-On Compounds, Deferred Candidates and Product Candidates).

  3.1.3
  Notwithstanding the foregoing, Vertex shall retain rights under the Patent Rights, Vertex Know-How, Vertex Information and Inventions, Vertex's rights in Joint Information and Inventions and Vertex's rights in Collaboration Patent Rights to the extent necessary or useful for the term of the Research Program, to discharge its obligations and exercise its rights under this Agreement.

  3.1.4
  Merck hereby grants to Vertex a non-exclusive license under all Merck Know-How, Merck Information and Inventions, Merck's rights under the Collaboration Patent Rights, and Joint Information and Invention, for the period of the Research Program Term and the [***] after termination of the Research Program Term, to discharge Vertex's obligations and exercise its rights under this Agreement.

3.2
Non-Exclusive License Grant. If the making, having made, use, offer for sale, sale or import by Merck, or Merck's Related Parties of Compound(s), Product Candidates or Product(s) otherwise permitted under this Agreement would infringe during the term of this Agreement a claim of issued letters patent which Vertex Controls and which patents are not covered by the grant in Section 3.1, Vertex hereby grants to Merck, to the extent Vertex is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent solely for Merck to develop, make, have made, use, sell, offer for sale or import Compound(s) and Product(s) in the Territory.

3.3
Development and Commercialization. As soon as practicable after the Effective Date, Merck will commence a Development Plan with respect to VX-680. With respect to each Product Candidate, Merck shall use reasonable efforts, consistent with the usual practice followed by Merck in pursuing the development, commercialization and marketing of its other pharmaceutical products of a similar commercial value, to develop, commercialize and market such Product Candidate in such countries in the Territory where in Merck's reasonable opinion it is commercially viable to do so. In the event that Merck elects not to commercialize any Product Candidate in the United States and at least four of the other Major Markets (i.e., [***]) as a result of the Product Candidate's projected commercial returns, Merck agrees to promptly inform Vertex of such election. Vertex is entitled to propose to Merck, and Merck shall discuss in good faith with Vertex, commercial terms for a buyout of such Product Candidate by Vertex for development by Vertex, provided, however, that Merck shall have no obligation to agree to grant Vertex rights to any Product Candidate, if such grant would in Merck's sole discretion, negatively impact any product being developed or commercialized by Merck.

3.4
Excused Performance. The obligations of Merck with respect to any Product under Section 3.3 are expressly conditioned upon the continuing absence of any material adverse condition or event relating to the safety or efficacy of the Product, and the obligation of Merck to develop or market any such Product shall be delayed or suspended so long as in Merck's opinion any such condition or event exists. Merck shall be obligated to take commercially reasonable and appropriate steps to investigate and attempt to resolve any such adverse condition or event. If, in Merck's opinion, such material adverse condition or event arises, Merck shall promptly inform Vertex, and will provide Vertex with an explanation for any decision to delay or to suspend the development or marketing of the Product, together with a description of actions planned by Merck to resolve (where commercially reasonable) the underlying cause of such delay or suspension.

3.5
Product Development Teams. As soon as practicable following the Effective Date, Merck will establish a Product Development Team ("PDT"), which shall include, at Vertex's option, [***] representatives designated by Vertex, provided that [***]. Additional Product Development Teams, which shall also include [***]Vertex representatives, at Vertex's option, may be established from time to time in connection with the development of additional Product Candidates. The PDT will be the principal organization through which the development of a Product Candidate is planned, administered, evaluated and completed, subject to appropriate review and approval at senior management levels as required by Merck from time to time. In addition to the Vertex representatives, the PDT will typically have members from the various Merck functional groups (e.g., research, preclinical, safety, clinical, regulatory, and marketing) which are or which will be expected to be involved in developing and obtaining regulatory approval for the Product Candidate and Product. Merck will appoint each PDT Chair. The PDT will be responsible for the preparation, implementation of the Development Plan (described below) with respect to each Product Candidate.

3.5.1
Development Plan. The PDT shall prepare and oversee the implementation of the overall Development Plan for each Product Candidate. The Development Plan shall, among other things, detail, schedule and fully describe the proposed toxicology studies, Clinical Trials, clinical material requirements for each Product Candidate, and will outline the key elements involved in obtaining Regulatory Approval in each Major Market. Vertex's representatives on the PDT (or Vertex, if Vertex has no representative on the PDT) will receive all documents and information distributed or communicated to members to the PDT generally (or to any one or more members of the PDT in connection with the discharge of his or her duties on the PDT).

3.5.2
Development Responsibility and Costs. Merck shall have sole responsibility for, and bear the cost of implementing, the Development Plan with respect to each Product Candidate.

3.5.3
Regulatory Approvals. Merck shall be solely responsible for preparing and submitting registration dossiers for Regulatory Approval of Products in the Territory. All Regulatory Approvals shall be held by and in the name of Merck, and Merck shall own all submissions in connection therewith. Merck shall have sole discretion as to the regulatory strategy and decision making for any Product Candidate or Product; provided, however, that Merck shall provide Vertex with an opportunity to review Merck's general regulatory strategy and decision-making either by participating in the PDT or other approach mutually agreed-upon by the Parties.

3.6
Development Election. During the Research Program Term and the Washout Period, Merck shall have the exclusive right to select Compounds for further development and commercialization. The JRC will notify Merck each time a Compound meets the Development Candidate Criteria. The notice will be accompanied by the Development Information with respect to that Development Candidate. Merck may exercise its Development Election and accept the Development Candidate as a Product Candidate by delivery to Vertex, within [***] after receipt by Merck of the Development Information, of an exercise notice specifying the Development Candidate as to which the Development Election is being exercised. Notwithstanding the foregoing, if Merck shall at any time commence a Phase I Clinical Trial on a Compound without having formally exercised its Development Election, Merck shall be deemed to have exercised its Development Election with respect to such Compound.

3.7
Deferred Candidates. Any Development Candidate with respect to which Merck (1) elects not to accept as a Product Candidate; or (2) fails to exercise its Development Election within the [***]

  period referenced in Section 3.6, shall be a "Deferred Candidate." If, during the Research Program Term, Merck ceases to be actively engaged in the development of a Product Candidate, Vertex may propose a Deferred Candidate to Merck for Development Election.

  During the Research Program Term and Washout Period, Merck shall be entitled, in its sole discretion, to exercise its Development Election with respect to any (1) Compounds not previously presented to it as a Development Candidate; and (2) Deferred Candidates. Vertex shall not grant to any Third Party rights which are inconsistent with the grant of the Development Election to Merck under this Agreement. Upon expiration of the Research Program Term and Washout Period, the rights of the Parties with respect to any Compounds and Deferred Candidates shall be as set forth in Section 8.5 of this Agreement.

3.8
No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or Controlled by the other Party or its Affiliates. In addition, Vertex shall not acquire any right, title or intellectual property interest to any Merck AK Compounds or Merck AK Patent Rights, except for such rights to financial compensation, if any, with respect to Merck AK Compounds in accordance with Section 2.8 and Article 5 of this Agreement.

3.8.1
To the extent it is contractually able to do so, Vertex agrees to review with Merck during the Research Program Term the potential for further collaboration directed to kinases studied by Vertex which are believed to have a potential role in oncology therapeutics.

3.9
Use of Vertex Logo. Where not prohibited by law or regulation, and subject to any required Regulatory Approval, which Merck shall use reasonable efforts to obtain, Vertex's name and logo will be carried on all Product packaging, packaging inserts, labels, containers and printed material related thereto with a prominence substantially equivalent to that of Merck's name and logo, provided, however that such requirement shall no longer apply in the event of a Change of Control of Vertex. Any trademark for a Product will be selected by, and will be the property of, Merck.

3.10
Supply of Bulk Drug Substance For Clinical Trials. Vertex shall promptly provide Merck with its existing inventory of clinical trial material for VX-680. Vertex shall also promptly provide Merck with Information in its possession relative to the manufacturing, formulation, and packaging of VX-680. Merck will be responsible for the manufacture of all bulk drug substance and clinical drug formulations of all Product Candidates, and for all manufacturing activities relating to the production, formulation and manufacture of commercial supplies of Products.

3.11
Co-Promotion by Vertex. Not less than [***] before the projected market introduction of any Product in a country within the Co-Promotion Territory, Vertex is entitled to give notice and propose to Merck, and Merck shall discuss in good faith with Vertex the feasibility of a co-promotion plan for Products on a fee-for-detail basis within the Co-Promotion Territory (including minimum co-promotion sales force size) and in accordance with the conditions set out in Schedule 3.11. If the Parties jointly decide to implement such a plan, Vertex and Merck shall initiate good faith negotiations and seek to enter into a mutually acceptable definitive written agreement ("Co-Promotion Agreement") regarding Specialist Detailing (as described in Schedule 3.11) on a country-by-country basis no later than [***] before the projected market introduction of a Product in a country within the Co-Promotion Territory. Notwithstanding the foregoing, if Merck determines at the time of completion of [***] that earlier notice from Vertex of its intention to enter into a Co-Promotion Agreement would be desirable in order to optimally plan and execute a Product launch, the Parties will agree on a revised schedule for the negotiation and execution of the Co-Promotion Agreement consistent with the opinion of Merck's regulatory experts about the anticipated Regulatory Authority review time for the corresponding NDA. Furthermore, if the Parties enter into a Co-Promotion Agreement on this revised schedule, the

  Parties recognize that Vertex [***], and Merck will take this into account in determining the minimum number of representatives Vertex will provide at launch, [***] the Co-Promotion Agreement, in a timely manner as agreed to by both Parties.

  3.11.1
  The Co-Promotion Agreement shall be subject to the terms and conditions set forth in Schedule 3.11. In the event that Merck elects to outsource sales of any Product Candidate or Product in the Major Markets to a Third Party with which it does not have a pre-existing business relationship, it shall promptly inform Vertex of such election and shall negotiate in good faith with Vertex with respect to sales of such Product Candidate or Product.

ARTICLE 4: CONFIDENTIALITY AND PUBLICATION

4.1
Nondisclosure Obligation. All Information disclosed by one Party to the other Party shall be maintained in confidence by the receiving Party and shall not be disclosed to a non-Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

4.1.1
is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's contemporaneous business records;

4.1.2
is properly in the public domain;

4.1.3
is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

4.1.4
is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party's contemporaneous business records;

4.1.5
is disclosed to governmental or other regulatory agencies to comply with applicable law or regulations, provided the receiving Party provides to the disclosing Party prompt prior written notice of its obligation to make such disclosure and take reasonable and lawful actions to avoid or minimize the degree of such disclosure;

4.1.6
is disclosed to governmental or other regulatory agencies to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations; and

4.1.7
is deemed necessary by Merck in the reasonable exercise of its judgment to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable for the research and development, manufacturing and/or marketing of the Product (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that are substantially no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided the term of confidentiality for such Third Parties shall be no less than [***].

    Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

    If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2
Vertex Know-How. Subject to the provisions of Section 4.3, Vertex agrees to keep all Vertex Know-How confidential subject to the exceptions set forth in Sections 4.1.2, 4.1.5, 4.1.6 and 4.1.7 (substituting Vertex's judgment and disclosure for Merck's) and to Vertex's contractual obligations arising prior to the Effective Date.

4.3
Publication.

(a)
Merck and Vertex each acknowledge the other Party's interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed, academic journals at the time of the proposed publication. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, if either Party, its employees or consultants wishes to publish or publicly present, during the Research Program Term and/or the Washout Period, results of the Research Program or any information about a Compound, Product Candidate, Product, or the results of any program to discover or develop any of the above, it shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least [***] prior to submission for publication or presentation. The reviewing Party shall notify the other Party within [***] of receipt of such proposed publication whether such draft publication contains (i) Information that is confidential to the reviewing Party, or (ii) information that if published would have an adverse effect on a patent application covering the subject matter of this Agreement. The reviewing Party shall have the right to (a) propose modifications to the publication or presentation for patent reasons, trade secret reasons, confidentiality reasons or business reasons or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay to protect patentable information, the publishing Party shall delay submission or presentation for a period not to exceed [***] to enable patent applications protecting each Party's rights in such information to be filed in accordance with Article 7. Upon expiration of such [***] the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party reasonably requests modifications to the publication or presentation to prevent disclosure of trade secret or proprietary business information, the publishing Party shall edit such publication to prevent the disclosure of such information prior to submission of the publication or presentation. For the avoidance of doubt, neither Party shall be entitled publish Information of the other in violation of Section 4.1.

(b)
After the expiration of the Research Program and the Washout Period, the Parties shall continue to be obligated to adhere to the guidelines set out in Section 4.3(a), but solely with respect to publications or public presentations containing information about a Development Candidate, Product Candidate, and/or a Product, except that if Merck, its employees or consultants wishes to publish or publicly present clinical data or clinical information about a Development Candidate, Product Candidate, or Product being developed by Merck pursuant to this Agreement, it shall be obligated deliver to Vertex a copy of the proposed written publication or an outline of an oral disclosure at least [***] prior to submission for publication or presentation. Vertex shall notify Merck within [***] of receipt of such proposed publication whether such draft publication contains (i) Information that is confidential to Vertex, or

      (ii) information that if published would have an adverse effect on a patent application covering the subject matter of this Agreement. If Vertex reasonably requests modifications to the publication or presentation to prevent disclosure of trade secret or proprietary business information, Merck shall edit such publication to prevent the disclosure of such information prior to submission of the publication or presentation. If Vertex requests a delay to protect patentable information, Merck shall delay submission or presentation for a period not to exceed [***] to enable patent applications protecting each Party's rights in such information to be filed in accordance with Article 7. Upon expiration of such [***], Merck shall be free to proceed with the publication or presentation.

  (c)
  This Section 4.3 shall terminate with the termination of this Agreement, but the provisions of Section 4.1 shall continue to govern the disclosure by one Party, by publication or otherwise, of Information of the other, during the period set forth in Section 8.6.

4.4
Publicity/Use of Names. Merck and Vertex shall agree upon the timing and content of an initial press release relating to this Agreement and the transactions contemplated herein. Except to the extent already disclosed in that initial press release, no disclosure of the existence of this Agreement, its subject matter or its terms may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable laws, regulations, or judicial order. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

  In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the Securities and Exchange Commission, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity and a reasonable time period to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment and will take such Party's reasonable comments into consideration before filing the Agreement. If the filing Party disagrees with the other Party's additional confidential treatment request, the Parties shall have an opportunity to discuss such matter in good faith before the Agreement is filed.

ARTICLE 5: PAYMENTS; ROYALTIES AND REPORTS

5.1
Research Program Funding. In consideration for Vertex's performance of its obligations under the Research Program (including its FTE staffing obligations pursuant to Section 2.3), upon the terms and conditions contained herein, Merck shall pay Vertex:

(a)
[***] for the period from the Effective Date through December 31, 2004, such payment to be made by Merck in two equal installments of [***], the first of which will be paid within [***] and the second of which will be paid [***]; and

(b)
additional research support thereafter at an annual rate of [***] for the balance of the Research Program Term (the "Annual Research Fees"), such payments to be made in equal payments of US [***] per Calendar Quarter, payable in advance, with the first such quarterly payment due on or before [***].

    The required payments are based upon the following assumptions: (a) the [***] of FTEs which Vertex will have employed in the Research Program for the portion of the Research Program that ends on [***] (the "Early Period") will be [***]; (b) the [***] of FTEs which Vertex will have employed in the Research Program for the portion of the Research Program beginning on

    January 1, 2005 and ending upon the termination of the Research Program Term [***]; and (c) the annual rate per FTE is [***]. If the average FTE level for any of the Early Period, Calendar Year 2005, or the remainder of the Research Program Term after Calendar Year 2005 is less than the level specified above for that period (the difference being referred to in this section as an "FTE Shortfall"), then the amount of funding specified above for that period shall be reduced by an amount (the "FTE Shortfall Amount") that bears the same relation to the total funding specified for that period as the FTE Shortfall bears to the projected FTE level for that period. The FTE Shortfall Amount shall be carried over from period to period and applied to compensate Vertex for FTE levels in subsequent periods that exceed the level for those periods as specified above. In any such subsequent period, Vertex shall be entitled to receive out of any remaining FTE Shortfall Amount a payment equal to the value (computed with reference to the FTE rate specified in (c) above) of any FTEs employed in the Research Period in excess of the FTE level specified above for such period.

5.2
Consideration for License. In consideration for the licenses granted pursuant to Article 3 and the research obligations set forth herein, upon the terms and conditions contained herein, Merck shall pay to Vertex a one-time payment of twenty million dollars (US $20,000,000) within five (5) business days of the Effective Date.

5.3
Milestone Payments. In addition to the payments set out in Sections 5.1 and 5.2, the following amounts (each, a "Milestone Payment") shall be payable only once if (and only if) the corresponding milestones with regard to a Product are satisfied (each a "Milestone"):

5.4
Lead Compound Milestones for First Cancer Indication

(a)[***]	$[***]
(b) Demonstration of Biologic Activity	$7,500,000
(c) Merck Initiates first Phase II Clinical Trial	$10,000,000
(d) Merck Initiates first Pivotal Registration Study	$25,000,000
(e)[***]	$[***]
(f)[***]	$[***]
5.5
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
5.6
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
5.7
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]

5.8
[***]
5.8A
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
(d)[***]	$[***]
5.8B
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
(d)[***]	$[***]
5.9
[***]
(a) Development Election for 1st Follow-On Compound	$12,000,000
(b) Development Election for 2nd Follow-On Compound	$9,000,000
(c)[***]	$[***]
[***]
[***]
5.10 Milestones for Follow-On Compounds
5.10A
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
(d)[***]	$[***]
(e)[***]	$[***]
5.10B
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
5.10C
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
5.10D
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
5.11
[***]

5.11A
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
(d)[***]	$[***]
5.11B
[***]
(a)[***]	$[***]
(b)[***]	$[***]
(c)[***]	$[***]
(d)[***]	$[***]
5.12
Milestone Payments—General. (a) [***] Merck shall notify Vertex in writing within thirty (30) days upon the achievement (or deemed achievement) of each Milestone, and shall make the appropriate Milestone Payment within [***] of the achievement (or deemed achievement) of such Milestone.

(b)
Once a Product achieves a Milestone for a particular Indication, it will be deemed to have achieved all earlier Milestones for such Indication, and any Milestone Payment for such earlier Milestone shall become due and payable to the extent it has not already been previously paid.

(c)
[***]

(d)
Each Milestone Payment shall be payable upon achievement of such Milestone by action of any of Merck or a Related Party.

5.13
Royalties

5.13.1
Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay to Vertex royalties on a country-by-country basis as set out in this Section 5.13.

5.13.2
Patent Royalties

  Subject to the provisions of this Agreement, including Section 5.13.3, Merck shall pay Vertex royalties in an amount equal to the following percentages of Net Sales of Products by Merck or its Related Parties, provided that the sale of Product would infringe a Valid Patent Claim in the country of sale:

  •
  For Calendar Year Net Sales in the Territory between [***]:                        : [***]

  •
  For those incremental Calendar Year Net Sales in the Territory [***]: [***]

  •
  For those incremental Calendar Year Net Sales in the Territory greater than [***]: [***]

  Royalties on each Product at the Patent royalty rates set forth above shall continue on a country-by-country basis until the later of (a) [***] from the date of First Commercial Sale of such Product in such country, or (b) the expiration of the last-to-expire Valid Patent Claim in effect in such country that would be infringed by the sale of such Product. This Section 5.13.2 shall apply to sales of Products in any country where such sale would infringe a Valid Patent Claim at any time, even if such Valid Patent Claim subsequently expires before the [***] of the date of First Commercial Sale of such Product in such country.

  5.13.3
  Know-How Royalty.

  (a)
  If the sale of Product would infringe a Valid Patent Claim in the United States and at least [***] of the other Major Markets (i.e., [***]) ("Major Markets Condition"), in any countries where the sale of Product by Merck or its Related Parties would not infringe a Valid Patent Claim and royalties would not be due under Section 5.13.2 (each, a "Non-Patent Country"), Merck shall pay royalties to Vertex at the applicable royalty rate determined according to Section 5.13.2. Merck shall pay Vertex royalties at such rates for [***] from the date of First Commercial Sale of a Product in each such Non-Patent Country (the "Know-How License Term"), on a Product-by-Product and country-by-country basis. Notwithstanding the above, if at any time during the Know-How License Term applicable to a particular Non-Patent Country, a Third Party sells a pharmaceutical product which is a "generic version" of a Product being sold in that country (a "Third Party Product")—where "generic version" means [***], the royalties payable to Vertex by Merck on Net Sales of such Product in such country for such period shall be [***] of the applicable royalty rate determined according to Section 5.13.2.

  (b)
  Notwithstanding the provisions of Section 5.13.2, and except as set forth in Section 5.13.3(a), in countries where the sale of Product by Merck or its Related Parties would not infringe a Valid Patent Claim and royalties would not be payable under Section 5.13.2, Merck shall pay royalty rates that shall be set at [***] of the applicable royalty rate determined according to Section 5.13.2 (the "Know-How Royalty Rate"). Such royalties shall be calculated after first calculating royalties under Section 5.13.2. Merck shall pay Vertex royalties at the Know-How Royalty rate from the date of First Commercial Sale of a Product, for [***], on a Product-by-Product and country-by-country basis.

  5.13.4
  Royalty tiers pursuant to 5.13.2 and 5.13.3 shall be calculated based on Net Sales of each Product in the Territory, provided that the determination of whether the royalty shall be calculated under 5.13.2 or 5.13.3 shall be determined on a country-by-country basis. All royalties are subject to the following conditions:

  (x)
  that only one royalty shall be due with respect to the same unit of Product;

  (y)
  that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck's or its Related Party's Net Sales to the first independent Third Party; and

  (z)
  no royalties shall accrue on the disposition of Product without consideration in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.14
Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, Merck's sales practices for the marketing and distribution of Product may change to the extent that the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event, the Parties agree to meet and discuss in good faith new ways of compensating Vertex to the extent currently contemplated under Section 5.13.

5.15
Royalties for Bulk Compound. In those cases where Merck sells bulk Compound rather than Product in packaged form to an independent Third Party, such sale shall be made in an arm's length transaction and the royalty obligations of Section 5.13 shall be applicable to the bulk Compound.

5.16
Compulsory Licenses. If a compulsory license required under applicable law is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.13, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.13 shall be reduced to the rate paid by the compulsory licensee.

5.17
Third Party Licenses. If one or more patent licenses from other Third Parties are required by Merck or its Related Parties in order to make, have made, use, offer to sell, sell or import Product

  Candidate or Product(s) (hereinafter "Third Party Patent Licenses"), or in the absence of such Third Party Patent License, the use by Merck of the Patent Rights, Vertex Know-How or Vertex Information and Inventions would infringe Third Party patents rights, then [***] of the consideration actually paid under such Third Party Patent Licenses by Merck or its Related Parties for sale of such Product in a country for a Calendar Quarter shall be creditable against the royalty payments due Vertex by Merck with respect to the sale of such Products in a country; provided, that the royalty payment to Vertex on account of sales in that country for such Calendar Quarter shall not be reduced by more than [***] the monies otherwise owed to Vertex; and any amounts not able to be reduced due to the immediately foregoing limitation shall be carried forward to future Calendar Quarters for crediting against future royalties in such country. [***]

5.18
Reports; Payment of Royalty. During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Vertex a quarterly written report for the Calendar Quarter showing (i) the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period; and (ii) the royalties payable under this Agreement. Reports shall be due on the [***] day following the close of each Calendar Quarter, although Merck shall use its commercially reasonable efforts to also provide Vertex with a "flash" report of estimated Net Sales, only, within [***] days after the end of each calendar month. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and to be verified by Vertex's accounting firm pursuant to Section 5.19.

5.19
Audits. Upon the written request of Vertex and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Vertex and reasonably acceptable to Merck, at Vertex's expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to Vertex only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Vertex.

  If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [***] of the date Vertex delivers to Merck such accounting firm's written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Vertex.

  Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Vertex's independent accountant to the same extent required of Merck under this Agreement.

  Upon the expiration of [***] following the end of any Calendar Year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Vertex, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

  Vertex shall treat all financial information subject to review under this Section 5.19 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.20
Payment Exchange Rate. All payments to be made by Merck to Vertex under this Agreement shall be made in United States dollars and may be paid by check made to the order of Vertex or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Vertex from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due Vertex shall be made at the rate of exchange utilized by Merck in its worldwide accounting system, prevailing on the third to the last business day of the month prior to the month in which such sales are recorded by Merck.

5.21
Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, Merck shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 5. Merck shall submit appropriate proof of payment of the withholding taxes to Vertex within a reasonable period of time.

5.22
Interest Penalty. In case of any delay in payment by Merck to Vertex not occasioned by Force Majeure (as described in Section 9.3), interest at the monthly rate of [***], assessed from the thirty-first day after the due date of the payment, shall be due from Merck.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES

6.1
Vertex Representation and Warranty. Vertex represents and warrants to Merck that as of the Effective Date:

6.1.1
to Vertex's knowledge, the Patent Rights and Vertex Know-How exist and are not invalid or unenforceable, in whole or in part;

6.1.2
it has the full corporate right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted hereunder;

6.1.3
this Agreement has been duly executed and delivered by Vertex and constitutes the valid and binding obligation of Vertex, enforceable against Vertex in accordance with its terms. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Vertex, its officers and directors;

6.1.4
it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in VX-680, the Existing Compounds, Patent Rights or Vertex Know-How;

6.1.5
to Vertex's knowledge, it is the sole and exclusive owner of VX-680, the Existing Compounds, the Patent Rights and Vertex Know-How, all of which are (and shall be, in the case of Vertex Information and Inventions) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the VX-680, Existing Compounds, Patent Rights and Vertex Know-How;

6.1.6
to Vertex's knowledge, the exercise of the license granted to Merck under the Patent Rights and Vertex Know-How, including without limitation the development, manufacture, use, sale and import of Compounds, Product Candidates and Products do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

6.1.7
there are no claims known to Vertex, and no judgments or settlements against or owed by Vertex or pending or threatened claims or litigation relating to the Patent Rights and Vertex Know-How;

6.1.8
to Vertex's knowledge, Schedules 1.19 and 1.63 together set forth all small molecule compounds Controlled by Vertex [***]; and

  6.1.9
  Vertex has disclosed to Merck all reasonably relevant information known to Vertex regarding the Patent Rights and Vertex Know-How licensed under this Agreement.

6.2
Merck Representation and Warranty. Merck represents and warrants to Vertex that as of the Effective Date:

6.2.1
it has the full corporate right, power and authority to enter into this Agreement, and perform its obligations hereunder; and

6.2.2
this Agreement has been duly executed and delivered by Merck and constitutes the valid and binding obligation of Merck, enforceable against Merck in accordance with its terms. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Merck, its officers and directors.

ARTICLE 7: PATENT PROVISIONS

7.1
Filing, Prosecution and Maintenance of Patents. Vertex agrees to file, prosecute and maintain in the Territory, upon appropriate consultation with Merck, the Patent Rights licensed to Merck under this Agreement. Merck shall have the first right to file, prosecute and maintain in the Territory Collaboration Patent Rights. With respect to Vertex Information and Inventions, Vertex may elect not to file, prosecute and maintain patent applications directly thereto and if so, Merck shall have the right to file, prosecute and maintain such patent applications. In such event, Vertex shall execute such documents and perform such acts at Vertex's expense as may be reasonably necessary to effect an assignment of such Patent Rights to Merck in a timely manner to allow Merck to continue such preparation and prosecution or maintenance. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Vertex shall keep Merck advised of the status of the actual and prospective patent filings and upon the request of Merck, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Vertex shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights licensed to Merck for which Vertex is responsible for the filing, prosecution and maintenance. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings.

7.2
Option to Prosecute and Maintain Patents.

(a)
Merck Option. Vertex shall give notice to Merck of any desire to cease prosecution and/or maintenance of Patent Rights on a country by country basis in the Territory and, in such case, shall permit Merck, at its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense. If Merck elects to continue prosecution or maintenance or to file based on Vertex's election not to file pursuant to Section 7.1, Vertex shall execute such documents and perform such acts at Vertex's expense as may be reasonably necessary to effect an assignment of such Patent Rights to Merck in a timely manner to allow Merck to continue such prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Patent Rights.

(b)
Vertex Option. Merck shall give notice to Vertex of any desire to cease prosecution and/or maintenance of Collaboration Patent Rights on a country by country basis in the Territory and, in such case, shall permit Vertex, at its sole discretion, to continue prosecution or maintenance of such Collaboration Patent Rights at its own expense. If Vertex elects to continue prosecution or maintenance or to file based on Merck's election not to file pursuant to Section 7.1, Merck shall execute such documents and perform such acts at Merck's expense as may be reasonably necessary to effect an assignment of such Collaboration Patent Rights to

    Vertext in a timely manner to allow Vertex to continue such prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Collaboration Patent Rights.

7.3
Interference, Opposition, Reexamination and Reissue.

7.3.1
Vertex shall, within ten (10) days of learning of such event, inform Merck of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Patent Rights. Merck and Vertex shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the right to review and approve any submission to be made in connection with such proceeding.

7.3.2
Vertex shall not initiate any reexamination, interference or reissue proceeding relating to Patent Rights without the prior written consent of Merck, which consent shall not be unreasonably withheld.

7.3.3
In connection with any interference, opposition, reissue, or reexamination proceeding relating to Patent Rights and Collaboration Patent Rights, Merck and Vertex will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Vertex shall keep Merck informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.3.4
Vertex shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Patent Rights. The Parties shall share equally the expense of any interference, opposition, reexamination or re-issue proceeding relating to the Collaboration Patent Rights.

7.4
Enforcement and Defense

7.4.1
Vertex shall give Merck notice of either (i) any infringement of Patent Rights, or (ii) any misappropriation or misuse of Vertex Know-How, that may come to Vertex's attention. Merck and Vertex shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Vertex, to terminate any infringement of Patent Rights or any misappropriation or misuse of Vertex Know-How. However, Vertex, upon notice to Merck, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Vertex and Merck, or to control the defense of any declaratory judgment action relating to Patent Rights or Vertex Know-How. Vertex shall promptly inform Merck if it elects not to exercise such first right and Merck shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Merck and, if necessary, Vertex. Each Party shall have the right to be represented by counsel of its own choice.

7.4.2
If Vertex elects not to initiate and prosecute an action as provided in Section 7.4.1, and Merck elects to do so, the costs of any agreed-upon course of action to terminate infringement of Patent Rights or misappropriation or misuse of Vertex Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by Vertex and Merck.

  7.4.3
  For any action to terminate any infringement of Patent Rights or any misappropriation or misuse of Vertex Know-How, in the event that Merck is unable to initiate or prosecute such action solely in its own name, Vertex will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any action, Merck and Vertex will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto.

  7.4.4
  Any recovery obtained by either or both Merck and Vertex in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

  (i)
  the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

  (ii)
  the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

  (iii)
  the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

  7.4.5
  Vertex shall inform Merck of any certification regarding any Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide Merck with a copy of such certification within five (5) days of receipt. Vertex's and Merck's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in subsections 7.4.1 through 7.4.4; provided, however, the Vertex shall exercise its first right to initiate and prosecute any action and shall inform Merck of such decision within ten (10) days of receipt of the certification, after which time Merck shall have the right to initiate and prosecute such action.

  7.4.6
  Patent Term Restoration. The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, Merck shall have the right to make the election and Vertex agrees to abide by such election.

ARTICLE 8: TERM AND TERMINATION

8.1
Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3, this Agreement shall continue in effect until expiration of all royalty obligations under Article 5. Upon expiration of this Agreement, Merck's licenses pursuant to Section 3.1 and 3.2 shall become fully paid-up, perpetual licenses.

8.2
Termination by Merck. Notwithstanding anything contained herein to the contrary, after June 30, 2005, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days' advance written notice to Vertex; provided, however (a) during the second (2nd) year of the Research Program Term, Merck shall provide [***] advance written notice to Vertex; and (b) if a Product has received a Marketing Authorization in a Major Market and such termination is for a reason other than a Valid Safety Issue, [***] advance written notice shall be required. Not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof, except that each Party may retain one copy in its confidential files for records purposes. In the event of termination under this Section 8.2: (i) Merck shall pay Vertex all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 8.6, the rights and obligations of the Parties under this Agreement shall terminate as of the date of such termination. For the purposes of this Agreement, a "Valid Safety Issue" shall mean [***].

8.3
Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

8.3.1.
upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.8;

8.3.2.
by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.4
Effect of Termination for Cause on License

8.4.1
If Merck terminates this Agreement under Section 8.3.1, then (i) Merck's licenses pursuant to Sections 3.1 and 3.2 shall become fully paid-up (except that the financial provisions of Sections 5.3 through 5.20 of this Agreement shall continue), exclusive, perpetual licenses; (ii) Merck shall have the right to offset against any monies owed to Vertex (pursuant to Sections 5.3 through 5.20 of this Agreement) all of its costs, losses and expenses incurred as a result of Vertex's breach as set forth in Section 8.3.1 of this Agreement; and (iii) Vertex shall, within thirty (30) days after such termination return or cause to be returned to Merck all Merck Information in tangible form, and all substances or compositions delivered or provided by Merck, as well as any other material provided by Merck in any medium. If Vertex terminates this Agreement under Section 8.3, Merck's licenses pursuant to Sections 3.1 and 3.2 shall terminate as of such termination date and Merck shall, within thirty (30) days after such termination, return or cause to be returned to Vertex all Vertex Information in tangible form, and all substances or compositions delivered or provided by Vertex, as well as any other material provided by Vertex in any medium.

8.4.2
If this Agreement is terminated by Merck pursuant to subsection 8.3.2 due to the rejection of this Agreement by or on behalf of Vertex under Section 365 of the United States Bankruptcy Code (the "Code"), all licenses and rights to licenses granted under or pursuant to this Agreement by Vertex to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Vertex under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Vertex elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Vertex upon written request therefore by Merck.

  8.4.3
  The foregoing provisions of subsection 8.4.2 are without prejudice to any rights Merck may have arising under the Code or other applicable law.

8.5
Rights Upon Expiration of Research Program Term and Washout Period

  Upon expiration or termination of the Research Program Term and Washout Period:

  (a)
  Subject to the provisions of Section 8.5(c) of this Agreement, Merck's licenses pursuant to Sections 3.1 and 3.2 shall continue as to any Products, Product Candidates and Development Candidates then existing; provided, however, that with respect to any Development Candidate, such licenses shall terminate if Merck does not make its Development Election with respect to such Development Candidate within the [***] period set forth in Section 3.6;

  (b)
  Subject to the provisions of Section 8.5(c) of this Agreement, Merck's licenses pursuant to Sections 3.1 and 3.2 shall terminate as to all Compounds and Deferred Candidates, excluding, however, any such Compounds and Deferred Candidates that have become Products, Product Candidates or Development Candidates covered by Section 8.5(a) immediately above; and

  (c)
  Notwithstanding the provision of Sections 8.5(b), Merck shall have the right to designate [***] additional Compounds or Deferred Candidates in which Merck may have a continued interest in developing ("ROFO Compounds"). For a period of [***] from the expiration of the Washout Period, Vertex shall not (i) enter into discussions or negotiations with any Third Party regarding any business arrangement for the development, marketing or sale of any ROFO Compound; or (ii) commence or continue its own internal development, marketing or sale program with regard to any ROFO Compound, unless Vertex first offers in good faith and in writing any such ROFO Compound to Merck for development and commercialization as a Product Candidate pursuant to the terms and conditions of this Agreement. Merck must accept in writing within [***] of the delivery of such offer in order to accept such offer. If Merck rejects such offer in writing, or fails to accept within such period, Vertex may enter into discussions with Third Parties regarding such a business arrangement or conduct its own internal development, marketing or sale program with respect to such ROFO Compound.

8.6
Effect of Expiration or Termination; Survival    Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) sold prior to such expiration or termination. The provisions of Section 4.1 shall survive the expiration or termination of this Agreement and shall continue in effect for [***]. In addition, the provisions of Article 1, Sections 2.8, 4.3, 4.4 and 5.19, shall indefinitely survive any expiration or termination of this Agreement.

8.7
Effect of Vertex Change of Control    If (a) a Change of Control of Vertex occurs and (b) the Change of Control party is a pharmaceutical or biotechnology company or other health care company, or group of health care companies acting in concert, with (i) a market capitalization of more than [***], and/or (ii) total annual sales of pharmaceutical products (including sales by all affiliates of such company or companies) prior to such acquisition in excess of [***], then:

  (a)
  the financial provisions of Article 5 shall continue and be payable to the Change of Control party; and

  (b)
  Merck may, at its election effect any or all of the following changes to the terms of this Agreement:

  (i)
  [***]

  (ii)
  all co-promotion rights of Vertex as set forth in Section 3.11 [***] Indication as the Product

  (iii)
  Merck's obligation to provide royalty reports pursuant to Section 5.18 shall be limited to reporting Merck's total worldwide royalty obligations on a regional basis for the following three regions (a) the United States; (b) the European Union; and (c) the rest of the world;

  (iv)
  to the extent that provisions of the Agreement require Merck to provide Merck Information and Inventions, Merck Know-How, materials and Information to Vertex, such provisions shall be automatically amended to no longer impose such an obligation on Merck; provided, however, that the audit rights under Article 5 remain in place and the Vertex auditor shall have access to all information required to be reported under Section 5.19 absent this Change of Control provision;

  (v)
  Vertex shall adopt procedures to be agreed upon in writing by Merck to prevent the disclosure of Merck Information and Inventions, Merck Know-How, Merck Information and materials (collectively "Sensitive Information") beyond those Vertex personnel with access to and knowledge of Sensitive Information prior to the Change of Control and Vertex shall adopt procedures approved in writing by Merck to control the dissemination of Sensitive Information that Merck may disclose after the Change of Control. The purposes of such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for Vertex to perform its obligations;

  (vi)
  Merck's rights as set forth in this Agreement continue, including, but not limited to, its licenses pursuant to Sections 3.1 and 3.2 (subject to Section 8.5); and

  (vii)
  If there is a Change in Control during the Research Program Term, at any time within the first 90 days after a Change in Control, Merck shall be entitled, by written notice to Vertex, to elect to review the status of the Research Program, including but not limited to the scientific details of all Compounds in development that have not at that time met the Development Candidate Criteria or been presented to the JRC, solely for the purpose of allowing Merck to make an informed decision with regard to its election right under Section 8.7(b)(i) of this Agreement.

ARTICLE 9: MISCELLANEOUS

9.1
Indemnification
(a)
Except to the extent due to the negligence or willful misconduct of Merck, Vertex shall indemnify, defend and hold Merck and its Affiliates, and their respective directors, officers, employees and agents, harmless from and against any claims of damages (except to the extent arising from any claim of intellectual property infringement), bodily injury, death, or property damage made by a Third Party (a "Third Party Claim") to the extent arising from: (i) the negligence or willful misconduct of Vertex under this Agreement; (ii) the material breach by Vertex of any warranty, representation or obligation of Vertex under this Agreement; or (iii) the development, synthesis, testing, use, storage or handling by Vertex or its representatives or agents under this Agreement of any Compound, Development Candidate, Deferred Candidate, Follow-on Compound, Product Candidate or Product.

  (b)
  Except to the extent due to the negligence or willful misconduct of Vertex, Merck shall indemnify, defend and hold Vertex and its Affiliates, and their respective directors, officers, employees and agents, harmless from and against any Third Party Claim resulting from (i) the negligence or willful misconduct of Merck under this Agreement; (ii) the material breach by Merck of any obligation of Merck under this Agreement; or (iii) the development, testing, synthesis, use, storage, handling, manufacture or commercialization by Merck or its representatives or agents under this Agreement of any Compound, Merck AK Compound, Development Candidate, Deferred Candidate, Follow-on Compound, Product Candidate or Product.

  (c)
  If a Party (the "Indemnitee") intends to claim indemnification under this Section, it shall promptly notify the other Party (the "Indemnitor") in writing of any Third Party Claim for which the Indemnitee intends to claim such indemnification. The failure of the Indemnitee to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action shall relieve the Indemnitor of any obligation to the Indemnitee under this Section with respect to any such action. The Indemnitee shall permit the Imdemnitor to control the litigation and/or settlement of such Third Party Claim, and cooperate fully with Indemnitor in all matters related thereto, provided that unless agreed by Indemnitee (i) counsel appointed by Imdemnitor to defend Indemnitee shall not take any position which if sustained would cause Indemnitee not to be indemnified by Indemnitor and (ii) no settlement will involve any terms binding on Indemnitee except payment of money to by paid by Indemnitor.

  (d)
  Neither Party shall be liable to the other for indirect, consequential, special or punitive damages under this Agreement.

9.2
Merck agrees that during the Standstill Term (defined below), neither Merck nor any of its Affiliates will, without the prior written consent of Vertex (i) acquire, or participate as part of a group which in the aggregate acquires, securities representing more than [***] of the voting power of the outstanding voting securities of Vertex, or (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the United States Securities and Exchange Commission).

9.2.1
"Standstill Term" shall mean the [***].

9.2.2
The foregoing provisions of this Section 9.2 shall no longer apply (i) if Vertex announces publicly that (a) it is seeking, or considering seeking, purchasers for Vertex or (b) is otherwise exploring, or considering exploring, strategic options in this regard; (ii) upon the commencement by a Third Party of a tender or exchange offer for more than [***] of voting power of the outstanding voting securities of Vertex; (iii) if a Third Party acquires beneficial ownership of [***] or more of the outstanding common stock of Vertex; (iv) if Vertex publicly announces a transaction, or an intention to effect any transaction, which would result in (a) the sale by Vertex or one or more of its subsidiaries or assets representing [***]or more of the consolidated earning power or assets of Vertex; (b) the common shareholders of Vertex immediately prior to such transaction owning less than [***]of the outstanding common stock of the acquiring entity or, in the case of a merger transaction, the surviving corporation (or, if the surviving corporation is a subsidiary of a parent company, the parent company); or (c) a

    Third Party acquiring beneficial ownership [***] or more of the outstanding common stock of Vertex.

9.3
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.4
Assignment. Except as provided in this Section 9.4, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Merck may, without Vertex's consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Merck Affiliate, if Merck guarantees the full performance of its Affiliate's obligations hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement and shall be subject to all of the provisions of this Agreement. Any attempted assignment not in accordance with this Section shall be void. Notwithstanding the above, Vertex may, without Merck's consent, assign this Agreement and its rights and obligations hereunder in the event of a Change of Control of Vertex to the Change of Control party, subject to the provisions of this Agreement, including Section 8.7.

9.5
Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.6
Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Vertex, to:	Vertex Pharmaceuticals Incorporated 130 Waverly Street Cambridge, MA 02139
Attn: Office of Business Development Facsimile No: (617) 444-6632
and:	Attn: General Counsel Facsimile No.: (617) 444-7117
if to Merck, to:	Merck & Co., Inc. One Merck Drive P.O. Box 100 (WS 3A-65) Whitehouse Station, NJ 08889-0100

Attn: Office of Secretary Facsimile No.: (908) 735-1246

And	Merck & Co., Inc. One Merck Drive (WS 2A-30) P.O. Box 100 Whitehouse Station, NJ 08889-0100
Attn: Chief Licensing Officer Facsimile: (908)735-1214

  or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

9.7
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply.

9.8
Dispute Resolution
9.8.1
The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

9.8.2
The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

9.8.3
Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party's compensatory damages. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration.

9.8.4
Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

9.8.5
The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

  9.8.6
  As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

9.9
Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supercedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

9.10
Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.11
Independent Contractors. It is expressly agreed that Vertex and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Vertex nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.12
Waiver. The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

9.13
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.14
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.15
Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as "herein", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "but not limited to", "without limitation", "inter alia" or words of similar import.

9.16
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.			VERTEX PHARMACEUTICALS INCORPORATED
By:	/s/ PETER S. KIM		By:	/s/ VICKI L. SATO
	Name:	Peter Kim		Name:	Vicki L. Sato
	Title:	President, MRL		Title:	President
	June 21, 2004 Date			June 21, 2004 Date

SCHEDULES

SCHEDULE 1.15	Development Criteria
SCHEDULE 1.17	Development Information
SCHEDULE 1.19	Existing Compounds
SCHEDULE 1.43	Patent Rights
SCHEDULE 1.63	Description of VX-680
SCHEDULE 2.1	Research Program
SCHEDULE 3.11	Co-Promotion Rights
SCHEDULE 5.17	Certain Third Party Patent Applications

Schedule 1.15

Development Criteria

        [***]

Schedule 1.17

Development Information

        [***]

Schedule 1.19

Existing Compounds

        [***]

Schedule 1.43

Patent Rights

        [***]

        VP1/00 -130- 3 US UNITED STATES 10/0 25,164 12/19/2001 US 6,664,247    ISSUED 12/16/03

        [***]

Schedule 1.63

Description of VX-680

Compound name:	Cyclopropane carboxylic acid {4-[4-(4-methyl- piperazin-1-yl)-6-(5-methyl-2H- pyrazol-3-ylamino)- pyrimidin-2-ylsulphanyl]-phenyl}-amide
Structure:	VX-680 is a kinase inhibitor based on a pyrimidine scaffold, appended with a 4-aminopyrazole, a 2-thiophenyl and a 6-methyl-piperazine unit.

Laboratory Code:	VX-680
[***]
Empirical formula:	C23H28N8OS
Molecular Weight:	464.6
Physical Appearance:	Colorless solid
[***]
[***]
[***]
[***]

Schedule 2.1

Research Program

        [***]

SCHEDULE 3.11

CO-PROMOTION

        [***]

SCHEDULE 5.17

Certain Third Party Patent Applications

        [***]

QuickLinks

  Exhibit 10.1
SCHEDULES
Schedule 1.15 Development Criteria
Schedule 1.17 Development Information
Schedule 1.19 Existing Compounds
Schedule 1.43 Patent Rights
Schedule 1.63 Description of VX-680
Schedule 2.1 Research Program
SCHEDULE 3.11 CO-PROMOTION
SCHEDULE 5.17 Certain Third Party Patent Applications